Exhibit 11.1

Consent of Independent Auditors

To the Stockholders of

NOYACK Logistics Income REIT II, Inc.

We hereby consent to the use in this Offering Statement on Form 1-A of our report dated February 24, 2022, relating to the financial statement of NOYACK Logistics Income REIT II, Inc. as of February 7, 2022, which appears in such Offering Statement.

We also consent to the reference to our firm under the heading ‘Experts’ in such Offering Statement.

Tysons, Virginia May 4, 2022

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.